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                                                                    Exhibit 99.8

FOR IMMEDIATE RELEASE

Genesis HealthCare Contacts:                         NeighborCare Contacts:
----------------------------                         ----------------------
Lori Zimmerman                                       Tania Almond
Investor Relations                                   Investor Relations
610-925- 2000                                        410-230-6752

Lisa Salamon                                         Crista Stark
Public Relations                                     Public Relations
610-444-8433                                         410-230-6738


                   Genesis Health Ventures Completes Spin-Off;
                       Changes Name to NeighborCare, Inc.


KENNETT SQUARE, PA - (December 1, 2003)--Genesis Health Ventures, Inc. (NASDAQ:
GHVI) ("GHVI") today announced that it completed the tax-free spin-off of its eldercare and rehabilitation businesses into a separate publicly traded company, Genesis HealthCare Corporation ("GHC"). Genesis Health Ventures also announced that it would change its name to NeighborCare, Inc. effective December 2, 2003. NeighborCare corporate offices will be located in Baltimore, Maryland while Genesis HealthCare will continue to be headquartered in Kennett Square, Pennsylvania.

Also today, GHVI distributed to its shareholders of record as of October 15, 2003, 0.50 shares of GHC common stock for each share of GHVI common stock. GHVI shareholders will receive cash in lieu of any fractional shares of GHC common stock following the distribution. Cash received in lieu of fractional shares is taxable.

Beginning December 2, 2003, Genesis HealthCare and NeighborCare will trade as separate companies on the NASDAQ National Market System. Genesis HealthCare common stock will trade under the ticker symbol "GHCI" and NeighborCare will trade under the ticker symbol "NCRX".

To commemorate the completion of the spin-off and the initial trading of GHCI and NCRX as independent companies, Genesis HealthCare and NeighborCare will open trading of the NASDAQ Stock Market on Tuesday, December 2, 2003. Genesis HealthCare Chairman and Chief Executive Officer George V. Hager, Jr. and NeighborCare Chairman and Chief Executive Officer John J. Arlotta will lead the opening ceremony.

As a result of the spin-off, the conversion price of GHVI's Series A Participating Convertible Preferred Stock has been adjusted in accordance with its Amended and Restated Articles of Incorporation to $12.60 from $20.33. For more information on the conversion calculation, please visit the investor section of our website at www.ghv.com or www.neighborcare.com.

"The separation allows all of us at Genesis HealthCare to focus our attention and energies on building and strengthening our core operations," stated George
V. Hager, Jr.

"We are excited about NeighborCare's prospects and remain focused on setting a new standard of service within our industry," stated John J. Arlotta. "We are uniquely positioned as an established provider with a new vision and a renewed energy that will provide value for both customers and shareholders alike."

About Genesis HealthCare Corporation
Genesis HealthCare is one of the nation's largest long term care providers with over 200 skilled nursing centers and assisted living residences in 12 eastern states operating under the Genesis ElderCare banner. Genesis also supplies contract rehabilitation therapy to over 730 healthcare providers in 21 states and Washington, DC.


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Visit our website at www.genesishcc.com
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About NeighborCare, Inc.
NeighborCare, Inc. is one of the nation's leading institutional pharmacy providers serving long term care and skilled nursing facilities, specialty hospitals, assisted and independent living communities, and other assorted group settings. The Company also provides infusion therapy services, home medical equipment, respiratory therapy services and community-based retail pharmacies. In total, the Company's operations span the nation, providing pharmaceutical services in 32 states and the District of Columbia.

Visit our website at www.neighborcare.com.
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Statements made in this release, our website and in our other public filings and releases, which are not historical facts contain "forward-looking" statements
(as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may", "target" and similar expressions. Such forward looking statements include, without limitation, statements regarding the effect of the spin-off of our operations, expected changes in reimbursement rates, inflationary increases in state Medicaid rates, self-insurance retention limits, and earnings guidance for the fiscal year 2003. Factors that could cause actual results to differ materially include, but are not limited to, the following: costs, changes in the reimbursement rates or methods of payment from Medicare or Medicaid, or the implementation of other measures to reduce reimbursement for our services; changes in pharmacy legislation and payment formulas; the expiration of enactments providing for additional government funding; efforts of third party payors to control costs; the impact of federal and state regulations; changes in payor mix and payment methodologies; further consolidation of managed care organizations and other third party payors; competition in our business; an increase in insurance costs and potential liability for losses not covered by, or in excess of, our insurance; competition for qualified staff in the healthcare industry; our ability to control operating costs, and generate sufficient cash flow to meet operational and financial requirements; an economic downturn or changes in the laws affecting our business in those markets in which we operate; and that there can be no assurance that the spin-off transaction will increase shareholder value.

The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. We caution investors that any forward-looking statements made by us are not guarantees of future performance. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

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